As filed with the Securities and Exchange Commission on January 21, 1997
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
            Registration Statement Under the Securities Act of 1933

                       LIBERTY FINANCIAL COMPANIES, INC.

             (Exact Name of Registrant as Specified in its Charter)

         Massachusetts                                 04-3260640
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

    600 Atlantic Avenue, Boston, Massachusetts 02210-2214   (617) 722-6000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN A. BENNING
                   Senior Vice President and General Counsel
                       Liberty Financial Companies, Inc.
                              600 Atlantic Avenue
                             Boston, MA 02210-2214
                                 (617) 722-6000

      (Name, Address, including Zip Code, and Telephone Number, including
                        Area Code, of Agent For Service)

                                ----------------

        Approximate date of commencement of proposed sale to the public:
                                January 22, 1997

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                  Proposed        Proposed
Title of Class of  Amount to be   Maximum         Maximum           Amount of
Securities to be   Registered     Offering Price  Aggregate         Registration
Registered         (shares)       Per Share(1)    Offering Price(1) Fee
--------------------------------------------------------------------------------
Common Stock,
$.01 par value
per share          2,000,000       $40.4375       $80,875,000.00    $24,508.00
--------------------------------------------------------------------------------
(1) Determined on the basis of the average of the high and low sales prices of the Common Stock reported in the consolidated reporting system for trades on the New York Stock Exchange on January 17, 1997 in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.
--------------------------------------------------------------------------------

                                  PROSPECTUS

                                    [LOGO]
                      LIBERTY FINANCIAL COMPANIES, INC.

                          DIVIDEND REINVESTMENT PLAN

     Liberty Financial Companies, Inc. (the "Company") is offering to holders of its Common Stock, $0.01 par value (the "Common Stock"), and any series of its Preferred Stock, $0.01 par value ("Preferred Stock," together, with the Common Stock, "LFC Stock") the opportunity to participate in its Dividend Reinvestment Plan (the "Plan"). The Plan provides a convenient way for shareholders to reinvest their cash dividends in additional shares of Common Stock, without paying any brokerage commission or service charge for such purchase. Any holder of record of shares of LFC Stock is eligible to enroll in the Plan. Outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, listed on the New York Stock Exchange.

     This Prospectus relates to 2,000,000 authorized and unissued shares of Common Stock of the Company registered for purchase under the Plan on the date hereof. It is suggested that this Prospectus be retained for future reference.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------
               The date of this Prospectus is January 15, 1997
                                   ----------

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK COVERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED HEREIN, IN CONNECTION WITH THE OFFER DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Materials filed after May 1, 1996 have been filed with the Commission electronically over the Commission's EDGAR filing system. The Commission maintains a World Wide Web site (http:// www.sec.gov) which includes access to its EDGAR database. The Common Stock is listed on the New York Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed pursuant to the Exchange Act.

     2. The Company's definitive proxy statement, dated March 27, 1996, in connection with its Annual Meeting of Stockholders held May 8, 1996 filed pursuant to the Exchange Act.

     3. The Company's Current Report on Form 8-K, dated April 9, 1996 filed pursuant to the Exchange Act.

     4. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 filed pursuant to the Exchange Act.

     5. The description of Common Stock contained in the Company's Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock under the Plan shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide upon request and without charge to each person to whom this Prospectus is delivered a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to:

     Liberty Financial Companies, Inc.
     Investor Relations Department
     600 Atlantic Avenue
     Boston, Massachusetts 02210

     Telephone requests may be directed to the Investor Relations Department at
(617) 722-6000. E-mail requests may be directed to William Rice, Director of Investor Relations, at wrice@lib.com.

                                 THE COMPANY

     The Company is an asset accumulation and management company -- that is, the Company earns revenues by accumulating financial assets from investors and savers and managing those assets. The Company accumulates assets by offering diverse investment and retirement-oriented insurance products through multiple distribution channels. The Company currently has two core product lines -- retirement-oriented insurance products (principally annuities) and investment management products (mutual funds, as well as wealth management and institutional investment management). The Company's insurance products primarily produce spread income for the Company; the investment management products produce fee income for the Company.

     The executive office of the Company is located at 600 Atlantic Avenue, Boston, Massachusetts 02210 (Telephone 617-722-6000).

                                   THE PLAN

     The Company's Dividend Reinvestment Plan (the "Plan") is set forth below in a question and answer format.

Purpose

     1. What is the purpose of the Plan? The purpose of the Plan is to provide each eligible stockholder, as described in Question 5 below (a "Participant"), with a convenient and economical way of reinvesting, without the payment of any brokerage commission or service charge, cash dividends on shares of all classes of equity securities of the Company into shares of the Company's Common Stock. As of the date of this Prospectus, the Company pays quarterly dividends on its Common Stock and its Series A Convertible Preferred Stock. Shares of Common Stock purchased under the Plan on behalf of Participants will be purchased directly from the Company or, at the option of the Company, purchased in market transactions, or purchased through any combination of the foregoing.

Advantages

     2. What are the advantages to stockholders of participating in the Plan?

(bullet) Stockholders are not required to pay any commission or service charge in connection with purchases under the Plan.

(bullet) The Plan provides Participants with the investment options discussed under Question 3 below.

(bullet) Participants' dividends will be fully invested under the Plan because the Plan permits fractional shares, as well as full shares, to be credited to Participants' accounts.

(bullet) Participants will avoid the need for safekeeping of the stock certificates for shares credited to their respective accounts under the Plan. This safekeeping feature is available at no cost for any Common Stock certificate of the Company the Participant may hold.

(bullet) Regular statements of account will provide each Participant with a record of each transaction under the Plan and the number of shares held in safekeeping.

Investment Alternatives

     3. What are the investment alternatives available to Participants? Participants have the following two alternatives for reinvesting some or all of their dividends on their Common Stock or on their Preferred Stock in shares of the Company's Common Stock:

(bullet) Automatically reinvest the dividends on all his or her full and fractional shares of Common Stock in additional shares of Common Stock. Similarly, a Participant who owns Preferred Stock may automatically reinvest the dividends on all his or her shares of Preferred Stock in additional shares of Common Stock; or

(bullet) Automatically reinvest the dividends on any portion of his or her full and frac-tional shares of Common Stock in additional shares of Common Stock. Similarly, a Participant who owns Preferred Stock may automatically reinvest the dividends on any portion of his or her shares of Preferred Stock in additional shares of Common Stock. (The dividends paid in cash must be on full shares.)

     If a stockholder owns shares of Common Stock and Preferred Stock, he or she may elect different investment alternatives with respect to each class or series of stock owned.

Administration

4. Who administers the Plan for Participants? Boston EquiServe is the Agent for the Participants in the Plan (the "Agent"). The Agent administers the Plan, maintains records, sends periodic statements of account to Participants and performs other duties relating to the Plan. The Agent also acts as dividend disbursing agent, transfer agent and registrar for the Company. The Company reserves the right to designate a new Agent at any time without the prior consent of the Participants.

Participation

     5. Who is eligible to participate in the Plan? All holders of record of Common Stock or Preferred Stock, with the exception noted in the next paragraph, are eligible to participate fully in the Plan. If the Common Stock or Preferred Stock of a stockholder is registered in a name other than that of the stockholder (e.g., in the name of a broker or bank nominee), the stockholder who wants to participate in the Plan must either make appropriate arrangements for the nominee to participate in the Plan, or the stockholder must become a stockholder of record by having such shares transferred from the brokerage or other nominee account to the stockholder's own name directly with the transfer agent.

     Stockholders who reside in a jurisdiction outside of the United States in which it is unlawful for the Company to allow such holders to participate in the Plan are not eligible to participate.

Procedures Related to Participation by Stockholders

     6. How does a stockholder participate? An eligible stockholder may join the Plan at any time by completing the enclosed Stockholder Authorization Form and returning it to the Agent in the envelope provided for this purpose. Those stockholders who do not wish to participate in the Plan will continue to receive cash dividends at such times as dividends are paid.

     A stockholder may obtain additional Stockholder Authorization Forms at any time by writing to:

Boston EquiServe
Mail Stop 45-01-06
Post Office Box 1681
Boston, Massachusetts 02105-1681

or by calling Boston EquiServe at (617) 575-3170.

  7. What does the Stockholder Authorization Form provide? The Stockholder

Authorization Form allows each stockholder to elect one of the following two investment options:

(bullet) "Full Dividend Reinvestment" directs the Company to invest, in accordance with the Plan, all of a Participant's dividends on all shares of Common Stock and/or Preferred Stock then or subsequently registered in a Participant's name; or

(bullet) "Partial Dividend Reinvestment" directs the Company to remit cash dividends to the Participant on those full shares of Common Stock and/or Preferred Stock specified in the appropriate space on the Stockholder Authorization Form and directs the Company to reinvest the remaining dividends in shares of Common Stock in accordance with the Plan.

     See Question 3 for additional related information regarding these investment options.

     8. How may a Participant change his or her method of participating in the Plan? A Participant may change his or her method of participating in the Plan at any time by completing a Stockholder Authorization Form and returning it to the Agent at the address specified in Question 6.

     See Questions 17-21 for additional related information.

     9. When will dividends be invested? No Participant or any other stockholder should assume that the Company will always pay dividends or pay them in any particular amount. If the Board of Directors determines to pay a dividend, it will be payable on a stated dividend payment date to stockholders of record on a stated record date. With respect to the declaration of any dividend, the Company will announce the dividend payment date and corresponding record date at least ten days before the record date in question.

     In the case of purchases directly from the Company, dividends on each class of stock will be invested in shares of Common Stock on the same date as the dividend payment date fixed by the Board of Directors of the Company for that class of stock (the "Dividend Investment Date").

     The prices to be paid for shares purchased from the Company will be calculated as described in Question 11.

     In the case of purchases of Common Stock in market transactions, the Agent will make such purchases beginning on the Dividend Investment Date and will complete the purchases as soon as practicable thereafter. Such purchases may be made on any securities exchange where Common Stock is traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent may determine.

     No Participant shall have any authority or power to direct the time or price at which Common Stock may be purchased under the Plan.

     If the Stockholder Authorization Form signed by a stockholder entitled to a dividend is received in good form by the Agent on or before the record date for the dividend payment, the dividend will be used to purchase shares of Common Stock for the stockholder on the Dividend Investment Date for that dividend. If the Stockholder Authorization Form is received by the Agent after the record date for the dividend payment, then the reinvestment of dividends will not begin until the next Dividend Investment Date.

     For example, assume a dividend payable on March 15 with a record date of February 28. In order to invest a dividend payable on March 15, a Stockholder Authorization Form must be received in good form by the Agent no later than February 28. If the Stockholder Authorization Form were received after the February 28 record date, the dividend payable on March 15 would be paid in cash, and the stockholder's participation in the Plan as to the reinvestment of dividends would begin with the next Dividend Investment Date.

Number of Shares Purchased;
Purchase Price

     10. How many shares of Common Stock will be purchased for stockholders? The number of shares to be purchased depends upon the amount of dividends reinvested and the purchase price of shares of Common Stock (with the purchase price determined in accordance with Question 11). Each Participant's account will be credited with that number of shares of Common Stock, including fractions computed to three decimal places, equal to the total amount to be invested, divided by the applicable purchase price of each share.

     11. What will be the price of shares of Common Stock purchased under the Plan? In the case of purchases directly from the Company, the price of shares of Common Stock so purchased will be the mean between the high and low sales prices for the Common Stock on the Dividend Investment Date as published in the Eastern Edition of The Wall Street Journal report on New York Stock Exchange Composite Transactions ("WSJ Report"), or if the New York Stock Exchange was closed or there were no reported sales of shares of Common Stock as reported in the WSJ Report for that date, then the mean between the high and low sales prices for such shares on the next prior date on which the New York Stock Exchange was open for trading and for which sales of such shares were so reported.

     In the case of purchases in market transactions, the purchase price of the Common Stock so purchased will be the average price paid by the Agent for all shares purchased for all Participants. Participants should be aware of the risk that the price actually paid for shares of Common Stock purchased may be higher than the prices of such shares on the Dividend Investment Date, in the event that such purchases are not completed on that date.

Costs

     12. Are there any expenses to Participants in connection with reinvestment of dividends in Common Stock under the Plan? No.

Report to Participants

     13. How will Participants be informed of their purchases of Common Stock? As soon as practicable after each reinvestment of dividends in Common Stock a Participant will receive a statement of his or her account. These statements are a Participant's continuing record of the cost of his or her purchases and should be retained for tax or other purposes. The Agent may charge fees to Participants requesting copies of past statements.

Dividends on Shares in the Plan

     14. Will Participants be credited with dividends on shares of Common Stock held in their account under the Plan? Yes. The Company pays dividends, as declared, to the record holders of all its issued and outstanding shares of Common Stock. All dividends on shares held in the Plan for a Participant under the "Full Dividend Reinvestment" option will be reinvested in additional shares of Common Stock under the Plan, subject to the Company's option not to reinvest dividends on fractional shares as discussed in Question 21. To the extent that a Participant under the "Partial Dividend Reinvestment" option requests that cash dividends on Plan shares be sent to him or her, the Agent will send the cash dividend to the Participant in the usual manner. The remaining dividends on Plan shares will be reinvested for the Participant's account in additional shares of Common Stock.

Certificates for Shares

     15. Will stock certificates be issued for shares of Common Stock purchased? No. Certificates for shares of Common Stock purchased under the Plan will not be issued to Participants unless requested as set forth below. The number of shares credited to an account under the Plan will be shown on the Participant's statement of account. This feature protects against loss, theft or destruction of stock certificates.

     Certificates for any number of shares up to the number of full shares credited to an account under the Plan (including any share certificates deposited with the Agent under the safekeeping feature described in Question 24 below) will be issued upon written request of a Participant. A Withdrawal/Termination form is provided on the reverse side of the account statement for this purpose. This form should be mailed to the Agent at the address specified in Question 6.

     Shares credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

     Certificates for fractional shares will not be issued under any circumstances.

     16. In whose name will accounts be maintained and certificates registered when issued? Accounts for each Participant will be maintained by the Agent in a Participant's name as shown on the Company's records at the time the Participant enters the Plan (the "Account Name"). When issued, certificates for full shares will be registered in the Account Name.

     Upon written request, certificates may also be registered and issued in a name other than the Account Name, subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request bears the signature of the Participant and the signature is guaranteed by a commercial bank or trust company or by a member of any recognized national or regional stock exchange.

Changing Participation; Withdrawal from Plan

     17. When will a Participant's request to change his or her method of participation become effective? Any changes in a Participant's method of participating in the Plan will become effective with respect to an upcoming Dividend Investment Date if written notice of such change is received in good form by the Agent before the record date for the next dividend payment.

     18. May a Participant withdraw from the Plan and may a Participant sell shares held in the Plan? In order to withdraw from the Plan, a Participant must notify the Agent in writing that he or she wishes to withdraw. A Withdrawal/ Termination form is provided on the reverse side of the account statement for this purpose. This form should be mailed to the Agent at the address specified in Question 6.

     When a Participant withdraws from the Plan or upon termination of the Plan by the Company, certificates for full shares of Common Stock credited to a Participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share, based on the then current market price.

     A request to withdraw from the Plan must be received before the next upcoming dividend record date. Thereafter, all dividends on shares withdrawn from the Plan will be paid in cash. If the request to withdraw is received in good form on or after the record date for a dividend, any cash dividend paid on that dividend payment date will be reinvested in Common Stock and credited to the participant's account in accordance with the Participant's previous instructions under the Plan. A Participant may elect to re-enroll in the Plan at any time.

     Any Participant, including a Participant who is withdrawing from the Plan, may sell some or all of his or her full shares in the Plan either through the Participant's broker or through the Agent. If a Participant elects to sell through a broker, he or she first must request the Agent to send the Participant a certificate or certificates representing the requested number of full shares in the Plan credited to the Participant's account. As soon as practicable after receipt of such request, the Agent will issue a certificate or certificates representing such number of shares to the Participant. Alternatively, a Participant may request the Agent to sell all or a portion of the full shares credited to his or her account under the Plan. The Agent will use its best efforts to make the sale in the open market within ten trading days after receipt of the request, and the Participant will receive the proceeds of the sale minus any brokerage commission and transfer taxes. No check for the proceeds of such sale will be mailed prior to the settlement of funds from the Agent's brokerage firm. Cur-rently, the settlement is three business days after the sale of the shares. A Participant who requests the Agent to sell shares but who also wishes to have additional shares sold through his or her broker will receive a certificate in his or her name representing the full shares that he or she wishes to sell through any such broker.

     All information relating to the sale of shares will be reported to the Internal Revenue Service as required, with copies provided to the Participants.

     A Participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk under both selling options that the price of Common Stock may decrease between the time that the Participant determines to sell shares in the Plan and the time that the sale is completed. This investment risk is borne solely by the Participant.

     20. What happens to a fraction of a share when a Participant withdraws from the Plan? When a Participant withdrawals from the Plan, a cash adjustment representing any fraction of a share will be mailed to the Participant. The cash payment will be based upon the closing market price of the Common Stock, on the business day prior to the business day that the account is terminated by the Agent, as published in the WSJ Report.

     21. What happens to a Participant's Plan account if all shares in the Participant's own name are transferred or sold? If a Participant disposes of all shares of stock registered in his or her own name outside of the Plan, unless all shares in the Plan account are withdrawn, the Agent will continue to reinvest the dividends on the shares held in the Plan account.

     If a Participant, however, has only a fractional share of stock credited to his or her account under the Plan on the record date for any dividend on the Common Stock, the Company reserves the right not to reinvest any additional dividends on such fractional share. If the Company exercises the right, the Participant will receive, if applicable, a cash adjustment representing such fraction of a share and a cash payment for the dividend. The cash payment for the fractional share will be based upon the closing price of the Common Stock, on the date of exercise by the Company, as published in the WSJ Report.

Voting

     22. How will a Participant's shares held under the Plan be voted at meetings of stockholders? Each Participant will receive a single proxy card covering those shares of Common Stock credited to his or her account under the Plan and those shares of Common Stock registered in the Participant's name that are not within the Plan. If the proxy card is returned properly signed and marked for voting, all of the shares will be voted as marked. The total number of full shares held may be voted in person at the meeting.

     If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item, all of the Par-ticipant's shares will be voted (to the extent legally permissible) in accordance with the recommendations of the Board of Directors of the Company. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the Participant's shares covered by such proxy card will be voted unless the Participant or his or her other duly appointed representative votes in person at the meeting. These procedures are consistent with the actions taken with respect to stockholders who are not participating in the Plan.

Taxes

     23. What are the Federal income tax consequences of participation in the Plan? Set forth below is a general summary of the Federal income tax consequences of participating in the Plan, current as of the date of this Prospectus.

(bullet) The tax consequences to a particular Participant may vary on account of the Participant's particular circumstances.

     (1) A Participant who reinvests dividends under the Plan will be treated in the same manner as if he or she had received a cash distribution in an amount equal to the amount of dividends reinvested.

     (2) If shares acquired under the Plan are purchased in market transactions, a Participant will be treated as having received an additional cash distribution in the amount of his or her ratable share of brokerage commissions paid by the Company.

     (3) All distributions under the Plan will be treated as dividends for federal income tax purposes (and will be taxable as ordinary income) to the extent of the Participant's ratable share of the Company's current and accumulated earnings and profits.

     (4) A Participant's tax basis of shares acquired directly from the Company under the Plan will equal the amount of his or her reinvested dividends. A Participant's tax basis of shares purchased in market transactions under the Plan will be the amount of reinvested dividends, increased by his or her ratable share of the brokerage commissions paid by the Company.

     (5) A Participant's holding period for shares acquired under the Plan will begin on the day following the credit of such shares to the Participant's account.

     (6) A Participant will not realize any taxable income when the Participant receives certificates for whole shares held in the Participant's account, either upon the Participant's request for those shares or upon termination of participation in the Plan or discontinuation of the Plan by the Company.

     (7) A Participant will realize gain or loss when shares are sold or exchanged or, in the case of a fractional share, when the Participant receives a cash redemption payment upon termination of participation in the Plan; the amount of such gain or loss will be the difference between the amount which the Participant receives for the shares or fractional shares and the tax basis therefor. The character and the tax treatment of such gain or loss will depend on whether such shares constituted a capital asset in the hands of the Participant, on the Participant's holding period for the shares, and, in the case of a fractional share redemption, possibly on the extent of the Participant's remaining holdings in the Company.

     If a Participant is subject to federal income tax withholding on dividends received from the Company or on proceeds from the sale or redemption of shares acquired under the Plan, including backup withholding of 31% on payments made to persons other than corporations and other exempt entities and withholding of 30% (or a lesser treaty rate) on dividend payments made to non-U.S. persons, the Company will deduct the amount required to be withheld from such dividends or proceeds before reinvesting such dividends to purchase shares under the Plan or releasing such proceeds to the Participant. Payments of dividends and proceeds to nonexempt persons and amounts, if any, of tax withheld will be reported to the Internal Revenue Service by the Company as required by law. The filing of any documentation required to obtain exemption from, or reduction of, federal income tax withholding is the responsibility of the Participant.

     All Participants, as well as eligible stockholders who are considering participating in the Plan, are urged to consult with their own tax advisers regarding the particular Federal, state, local and foreign tax consequences of their participation in the Plan and the subsequent disposition of shares purchased pursuant to the Plan. The rules summarized above may not be applicable to certain Participants in the Plan, such as foreign residents or tax-exempt entities. This federal income tax discussion is based on federal income tax law in effect as of the date of this Prospectus. Participants should consult their tax advisors with respect to the impact of any changes or proposed changes in the Federal income tax law after the date of this Prospectus.

Share Safekeeping

     24. How does the share safekeeping feature of the Plan operate? The Plan provides a share deposit and safekeeping feature for holders of Common Stock to eliminate the need for such Participants to hold physical stock certificates. If the Participant currently holds physical share certificates for Common Stock and would like the Agent to maintain custody of these certificates, the Participant simply completes the tear-off section on the reverse side of the account statement and the portion designated for stock deposit. There is no charge for this service. The certificates do not need to be endorsed. Please make certain your stock certificates are sent by certified or registered/insured mail or by some other safe means (such as through your stock broker or bank) as the Participant bears solely the risk of loss in transit to the Agent.

     The share safekeeping feature is not available for certificates for Preferred Stock.

Other Information

     25. What happens if the Company declares a stock dividend or stock split? Any shares of the Company's Common Stock issued in connection with a stock split or stock dividend distributed by the Company will be added to the Participant's account.

     As soon as practicable after the payment of a stock dividend or stock split, a statement will be sent to each Participant which will indicate the number of shares of Common Stock credited to each Participant's account under the Plan as a result of the stock split or stock dividend.

     26. May the Plan be changed or discontinued? While the Company presently intends to continue the Plan indefinitely, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any such amendment, suspension or modification will be sent to Participants. Should the Company decide to terminate the Plan, it will provide Participants with prior notice of such action.

     27. What is the responsibility of the Company and the Agent under the Plan? The Company and the Agent administering the Plan will not be liable for any act done in good faith or for any good faith omission to act.

     The Participant should recognize that neither the Company nor the Agent can assure the participant of a profit or protect him or her against any economic loss on the shares purchased for his or her account under the Plan. An investment in the Company's Common Stock may be subject to significant market fluctuations.

     28. Who interprets and regulates the Plan? The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The Plan will be governed by the laws of the Commonwealth of Massachusetts.

     29. How may stockholders obtain answers to other questions regarding the Plan? Any additional questions should be addressed to the Agent at the address indicated in Question 6.

                               USE OF PROCEEDS

     The Company is unable to determine the number of shares of Common Stock that it will ultimately issue under the Plan or the price at which such shares will be sold. Cash retained by the Company from the reinvestment of dividends under the Plan will be added to the funds of the Company and will be used for general corporate purposes.


                                LEGAL OPINION

     The legality of the shares of Common Stock offered under the Plan has been passed upon by John A. Benning, Senior Vice President, General Counsel and Secretary of the Company. As of the date of this Prospectus, Mr. Benning beneficially owns 92,598 shares of Common Stock (calculated in accordance with applicable rules of the Commission.)

                                   EXPERTS

     The consolidated financial statements of the Company contained in and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1995 incorporated by reference in this Prospectus have been examined by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report included therein, and are incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.



                               INDEMNIFICATION

     Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a resolution adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a Company can indemnify directors, officers and other employees or agents of the Company except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interests of the Company. The Company's Restated Articles of Organization generally require the Company to indemnify directors and officers to the fullest extent permissible under Massachusetts law.

     As of the date of this Prospectus, Liberty Mutual Insurance Company ("Liberty Mutual") owns indirectly approximately 82% of the outstanding shares of Common Stock. As such, Liberty Mutual may be deemed to be controlling person of the Company for purposes of the Securities Act of 1933 (the "Securities Act"). Pursuant to an Intercompany Agreement between the Company and Liberty Mutual the Company has agreed, among other things, to indemnify Liberty Mutual against certain civil liabilities, including liabilities under the Securities Act.

     The Company also carries insurance on behalf of its directors, officers and employees against certain liabilities which they might incur, including certain liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

============================================

             TABLE OF CONTENTS

                                     PAGE
                                   ---------
Available Information                  2
Incorporation of Certain
Documents by Reference                 3
The Company                            4
The Plan                               5
 Purpose                               5
 Advantages                            5
 Investment Alternatives               5
 Administration                        6
 Participation                         6
 Procedures Related to
 Participation by
 Stockholders                          6
 Number of Shares Purchased;
 Purchase Price                        8
 Costs                                 8
 Report to Participants                9
 Dividends on Shares in the  Plan      9
 Certificates for Shares               9
 Changing Participation;
 Withdrawal from Plan                 10
 Voting                               11
 Taxes                                12
 Share Safekeeping                    13
 Other Information                    13
Use of Proceeds                       14
Legal Opinion                         14
Experts                               15
Indemnification                       15


===========================================

                  [LOGO]

                 LIBERTY
                FINANCIAL
              COMPANIES, INC.

                 DIVIDEND
               REINVESTMENT
                   PLAN



===========================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemized statement of estimated expenses of the Registrant in connection with the issuance and sale of the Common Stock registered hereunder.

SEC registration fee ........................................... $24.508.00
New York Stock Exchange Listing Fee.............................   7,000.00
Certified public accountants fees and expenses..................   1,000.00
Printing and mailing Prospectus.................................  10,000.00
Blue sky and legal investment matters...........................   2,000.00
Miscellaneous...................................................   1,000.00
                                                                 ----------
  Total......................................................... $45,508.00
                                                                 ==========

Item 15. Indemnification of Directors and Officers.

     Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a resolution adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a Massachusetts corporation can indemnify directors, officers and other employees or agents of the corporation except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interests of the corporation. The Company's Restated Articles of Organization generally require the Company to indemnify directors and officers to the fullest extent permissible under Massachusetts law.

     As of the date of this Prospectus, Liberty Mutual Insurance Company ("Liberty Mutual") owns indirectly approximately 82% of the outstanding shares of Common Stock. As such, Liberty Mutual may be deemed to be controlling person of the Company for purposes of the Securities Act of 1933 (the "Securities Act"). Pursuant to an Intercompany Agreement between the Company and Liberty Mutual the Company has agreed, among other things, to indemnify Liberty Mutual against certain civil liabilities, including liabilities under the Securities Act.

     The Company also carries insurance on behalf of its directors, officers and employees against certain liabilities which they might incur, including certain liabilities under the Securities Act.

     See "Item 17. Undertakings" for a description of the Securities and Exchange Commission's position regarding certain indemnification provisions.

Item 16. Exhibits.

     4.1 Restated Articles of Organization filed January 27, 1995 (previously filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (filed under the name NEW LFC, INC.) Registration No. 33-88824) and incorporated herein by reference thereto.

     5.1  Opinion and Consent of John A. Benning, Esquire.

     23.1 Consent of KPMG Peat Marwick LLP

     24.1 Power of Attorney

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on January 20, 1997.

                                  LIBERTY FINANCIAL COMPANIES, INC.
                                  (Registrant)


                                  By: /s/ Kenneth R. Leibler*
                                      ----------------------------------
                                      Kenneth R. Leibler
                                      President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 20, 1997 by the following persons in the capacities indicated.

Name                                            Capacity
----                                            --------


/s/ Kenneth R. Leibler*      President, Chief Executive Officer
--------------------------- (Principal Executive Officer) and Director Kenneth R. Leibler

/s/ C. Allen Merritt, Jr.    Senior Vice President and Treasurer
---------------------------  (Principal Financial Officer)
C. Allen Merritt, Jr.

/s/ Gregory H. Adamian*      Director
---------------------------
Gregory H. Adamian


/s/ Gerald E. Anderson*      Director
---------------------------
Gerald E. Anderson


/s/ Michael J. Babcock*      Director
---------------------------
Michael J. Babcock


/s/ Michael von Clemm*       Director
---------------------------
Michael von Clemm


/s/ Harold W. Cogger*        Director
---------------------------
Harold W. Cogger


/s/ Gary L. Countryman*      Chairman and Director
---------------------------
Gary L. Countryman


/s/ Paul J. Darling, II*     Director
---------------------------
Paul J. Darling, II


/s/ C. Herbert Emilson*      Director
---------------------------
C. Herbert Emilson


/s/ David F. Figgins*        Director
---------------------------
David F. Figgins


/s/ John B. Gray*            Director
---------------------------
John B. Gray

---------------------------  Director
John P. Hamill


/s/ Marian L. Heard*         Director
---------------------------
Marian L. Heard


/s/ Raymond H. Hefner, Jr.*  Director
---------------------------
Raymond H. Hefner, Jr.


/s/ Edmund F. Kelly*         Director
---------------------------
Edmund F. Kelly


/s/ Sabino Marinella*        Director
---------------------------
Sabino Marinella


/s/ Ray B. Mundt*            Director
---------------------------
Ray B. Mundt


/s/ Richard A. Smith*        Director
---------------------------
Richard A. Smith


/s/ Glenn P. Strehle*        Director
---------------------------
Glenn P. Strehle


/s/ Stephen J. Sweeney*      Director
---------------------------
Stephen J. Sweeney


/s/ Stanley A. Wainer*       Director
---------------------------
Stanley A. Wainer


                            By:/s/ John A. Benning
                               ---------------------
                               John A. Benning
                               Attorney-in-fact

Exhibit Index

       5.1   Opinion and Consent of John A. Benning, Esquire.

      23.1    Consent of KPMG Peat Marwick LLP

      24.1    Power of Attorney